Consent of Independent Registered Public Accounting Firm

Board of Directors

Elephant Talk Communications Corporation.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-135971) of Elephant Talk Communications Corporation of our reports dated March 30, 2012, relating to the consolidated financial statements, and the effectiveness of Elephant Talk Communications Corporation ‘s  internal controls over financial reporting , which appear in this Form 10-K . Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of Elephant Talk Communications Corporation’s internal control over financial reporting as of December 31, 2011.

/s/ BDO USA, LLP

BDO USA, LLP

Los Angeles, California

March 30, 2012